Exhibit 10.52
AMENDMENT NO. 2
TO THE
LICENSE AGREEMENT

This Amendment No. 2 to the License Agreement (this “Amendment”), dated as of June 29, 2012 (the “Amendment Effective Date”), is made by and between Amgen Inc., a Delaware corporation having an address of One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”), and Takeda Pharmaceutical company Limited, a Japanese corporation having an address of 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645 (“Licensee”).

WHEREAS, Amgen and Licensee entered into that certain License Agreement (multi-product), dated as of February 1, 2008, as amended by Amendment No. 1 dated June 25, 2010 (the “Agreement”), pursuant to which the Parties entered into a licensing arrangement for the development and commercialization by Licensee in the Territory of Licensed Products (as that term is defined in the Agreement);

WHEREAS, at the beginning of the Collaboration the Steering Committee delegated certain of its responsibilities to a subcommittee referred to as the “Management Committee” which provided oversight and coordination of the Collaboration and functioned as the Joint Project Team under the License Agreement dated as of February 1, 2008 between the Parties relating to AMG706 and terminated as of June 29, 2012; and

WHEREAS, Amgen and Licensee wish to amend the Agreement to, among other things, memorialize the establishment and role of the Management Committee under this Agreement and set forth the terms and conditions for certain audit rights of Licensee.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree to amend the Agreement as follows:

ARTICLE 1 - AMENDMENT

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.1
Amendment of Section 2.3 (Governance). The first sentence of Section 2.3 (Governance) shall be deleted and replaced with the following: “The Collaboration shall be governed by (i) a Steering Committee, which shall oversee the activities of the Parties hereunder generally, (ii) a Management Committee, which shall oversee and coordinate the activities of the Parties hereunder, and (iii) a Development Committee and a Commercialization Committee for each Licensed Product, which shall manage the development and commercialization, respectively, of Licensed Products in the Territory. The Management Committee shall initially be comprised of the members set forth on the Management Committee Schedule.”

1.2
Amendment of Section 2.4 (Membership). The first sentence of Section 2.4 (Membership) shall be deleted and replaced with the following: “Unless otherwise agreed by the Parties, each of the Development Committee and Commercialization Committee shall be comprised of three (3) members appointed by Amgen, and three (3) members appointed by Licensee, and the Management Committee shall be comprised of four (4) members appointed by Amgen, and four (4) members appointed by Licensee.”

1.3	Addition of Section 2.11 (Management Committee). The following Section 2.11 (Management Committee) shall be added immediately following Section 2.10 (Commercialization Committee) of the Agreement:

“2.11    Management Committee. The Management Committee shall be responsible for overseeing and coordinating the overall plans of the Parties with respect to the Licensed Products and ensuring an appropriate level of communication between the Parties under this Agreement.

2.11.1    Meetings. The Management Committee shall meet quarterly in person, via teleconference or videoconference or otherwise (with at least two (2) meetings per Calendar Year being in person), or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee's and Amgen's facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Management Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least five (5) business days written notice to the co-chair appointed by the other Party. All Management Committee meetings must have at least one (1) member appointed by each Party in attendance.

2.11.2.    Reporting. Each Party, through the members appointed by it on the Development Committee and the Commercialization Committee, shall keep the Management Committee fully and promptly informed of progress and results of activities for which each such committee is responsible and with respect to all relevant facts and activities reasonably requested by any member thereof regarding any Licensed Product.

2.11.3    Decision Making. The Management Committee shall make decisions by consensus. In the event the Management Committee fails to reach consensus, and the Management Committee determines that it is appropriate to do so, such matter shall be escalated to the Steering Committee for resolution.”

1.4	Amendment of Section 8.13 (Audits). Section 8.13 (Audits) shall be deleted in its entirety and replaced with the following:

“8.13    Audits. Licensee shall keep complete and accurate records pertaining to the sale of the Licensed Products in the Territory in sufficient detail to permit Amgen to confirm the accuracy of all payments due hereunder. Amgen shall keep complete and accurate records pertaining to Amgen Development Costs of Licensed Products in sufficient detail to permit Licensee to reasonably confirm the accuracy of all payments due hereunder with respect to Licensee's obligation to reimburse Amgen for Licensee's share of Amgen Development Costs, other than with respect to clinical drug substance and drug product supply of Licensed Products, pursuant to Section 8.9 (Development Cost Sharing). Such records of Licensee and Amgen shall be open (in such form as may be available or reasonably requested by a certified public accountant in accordance with this Section 8.13(Audits)) to inspection for five (5) years following the end of the period to which they pertain; provided, however, such records of Amgen shall only be available with respect to Amgen Development Costs incurred by or on behalf of Amgen on a going forward basis from April 1, 2012. Each Party shall have the right, at its own expense, to have an independent, certified public accountant, selected by it to review the records of the other Party upon reasonable notice and during regular business hours. The final report of such accountant shall be made available to both Parties within two (2) Calendar Quarters of the audit fieldwork having been completed unless otherwise mutually agreed by the Parties; provided, however, that the Party being audited shall have the right to review and comment on the final draft version of the report prior to it being finalized. Such review and comment period shall extend for four (4) weeks after the audited Party's receipt of such draft report. Each Party's audit rights with respect to any Calendar Year shall expire five (5) years after the end of such year and the books and records for any particular Calendar Year shall only be subject to one (1) audit. During any Calendar Year period, each Party's books and records for any particular Calendar Year shall only be subject to audit by the other Party with respect to up to two Licensed Products. Should the inspection lead to the discovery of a discrepancy to the auditing Party's detriment, then the other Party shall pay to the auditing Party the amount of the discrepancy plus interest accrued at the Contract Interest Rate, compounded daily from the day the relevant payment(s) were due. Should the inspection lead to the discovery of a discrepancy to the detriment of the Party being audited, then the auditing Party shall pay to the other Party the amount of the discrepancy without interest. The auditing Party shall pay the full cost of the inspection unless the discrepancy is to the detriment of the auditing Party and is greater than five percent (5%) of the amount actually paid for the audited period, in which case the Party being audited shall pay the cost of such inspection. Notwithstanding the foregoing, Licensee shall have no right to audit Amgen's records under this Section 8.13 (Audits) unless Licensee has timely paid all invoices then due under this Agreement (or timely paid any undisputed portion and escrowed any disputed portion thereof, with a resolution of such dispute within twelve (12) months thereafter).”

1.5	Amendment of Section 14.2.5 (Product Suspension or Product Termination). Section 14.2.5 (Product Suspension or Product Termination) shall be deleted in its entirety and replaced with the following:

“14.2.5    Product Suspension or Product Termination. If a Product Suspension or Product Termination occurs for a Licensed Product outside the Territory, Amgen shall promptly notify Licensee and, at either Party's request, the Parties shall discuss such Product Suspension or Product Termination at the Development Committee or Commercialization Committee, as appropriate, and thereafter, at either Party's request, at the Management Committee.

14.2.5.1    Product Suspension. In the event a Product Suspension occurs for a Licensed Product outside the Territory, and in light of the cause of such Product Suspension it would not be reasonable for Licensee to continue development and commercialization of such Licensed Product in the Territory, then Licensee shall have the right to (i) suspend its efforts to develop and commercialize that particular Licensed Product in the Territory until such time as Amgen, its Affiliate, and/or a licensee resumes efforts to develop or commercialize such Licensed Product outside the Territory, and all provisions relating to Distracting Programs under this Agreement shall still apply with respect to such suspended Licensed Product; or (ii) terminate this Agreement with respect to such Licensed Product pursuant to Section 14.2.5.2 (Product Termination) below.

14.2.5.2    Product Termination. In the event a Product Termination occurs for a Licensed Product outside the Territory, and in light of the cause of such Product Termination, it would not be reasonable for Licensee to continue development and commercialization of such Licensed Product in the Territory, or if a Product Suspension occurs under Section 14.2.5.1 then, in each case, Licensee shall have the right to terminate this Agreement with respect to such Licensed Product, upon thirty (30) days' prior written notice to Amgen (provided, however, that during such thirty (30) day period and such time as is reasonably necessary thereafter, Licensee shall provide any cooperation reasonably requested by Amgen to transition ongoing activities, and Amgen shall reimburse all reasonable, documented, out-of-pocket expenses incurred by Licensee in connection with the provision of such cooperation).

14.2.5.3    Certain Product Suspensions and Product Terminations. Notwithstanding the foregoing, Licensee shall not have the right to suspend its efforts or terminate this Agreement under this Section 14.2.5 (Product Suspension or Product Termination) if the reason for the Product Suspension or Product Termination, as the case may be, is specific to markets or jurisdictions outside the Territory and does not materially apply to the development or commercialization in the Territory. The reason for the Product Suspension or Product Termination will be discussed at the JDC. In the event the JDC fails to reach consensus as to whether the reason for the Product Suspension or Product Termination materially applies to the development or commercialization in the Territory, the committee members appointed by Licensee shall make the final determination.”

1.6
Addition of Section 14.3.3 (Terminations by Licensee for Amgen Product Termination). The following Section 14.3.3 (Terminations by Licensee for Amgen Product Termination) shall be added immediately following Section 14.3.2 (Development Cost Share):

“14.3.3     Terminations by Licensee for Amgen Product Termination. For clarity, in the event Licensee terminates this Agreement with respect to a Licensed Product pursuant to Section 14.2.5.2 (Product Termination), then the following provisions relating to Distracting Programs shall not survive the Termination Date with respect to such Licensed Product: Sections 3.9 (Right of First Discussion), 6.4 (Activities Outside the Collaboration), 6.5 (Post-Effective Date Affiliates), 6.6 (Termination or Divestiture), 10.3.1 (Ex-Territory Distracting Program), 10.3.2 (Ex-Territory Distracting Transaction), 10.3.3 (Protection of Amgen Information) from the words “, and the Parties shall promptly meet to agree…” through the end of the section, and the penultimate sentence of Section 15.1 (Change of Control).”

1.7	Addition of Management Committee Schedule. Exhibit A hereto shall be attached to the Agreement as a new Management Committee Schedule.

1.8	Licensee's Input into Global Development Strategy.

1.8.1
Development Committee. The Parties shall hold an ad hoc Development Committee meeting in Thousand Oaks, California as soon as reasonably practicable following the Amendment Effective Date to discuss and establish processes and procedures to enable Licensee to provide input into Amgen's global development for Licensed Products (including the studies comprising such development) and the annual budget relating thereto, and ensure that Amgen considers such input in good faith (provided, however, that, subject to Section 1.8.2 (Escalation) below, Amgen shall have final decision making authority with respect to such development decisions and further provided, however, where delay is impractical Amgen will have the right to make an interim decision pending such escalation).

1.8.2
Escalation. Licensee shall have the right to escalate to the Management Committee any development decision that Licensee (i) determines is reasonably likely to have a material adverse impact on the Development of the relevant Licensed Product in the Territory, or (ii) believes that Licensee's input has not been considered in good faith by the Development Committee in reaching a decision, by providing written notice within five (5) business days of having provided such input at a Development Committee meeting in accordance with the process to be agreed upon as set forth in Section 1.8.1 (Development Committee) above; provided, however, that Amgen shall have final decision making authority with respect to such development decisions after discussion has taken place at the Management Committee.

1.8.3	Process. The Parties agree to amend the Agreement to the extent necessary to align the provisions of this Agreement with the processes established by the Development Committee.

1.9
Supply Terms. Promptly following the Amendment Effective Date, the Parties shall meet and discuss in good faith whether to amend the rights and obligations of the Parties under this Agreement on a going forward basis with respect to the cost of clinical and commercial supply of Licensed Products in the Territory, which may or may not include audit rights of Licensee with respect to costs charged by Amgen for Licensee's supplies of drug substance and drug product for Licensed Products in the Territory, fixed cost supply obligations, royalty structure modifications or other terms and conditions as may be agreed to by the Parties. Any agreement between the Parties with respect to the foregoing shall be memorialized in writing and this Agreement amended accordingly.

ARTICLE 2 - REFERENCE TO AND EFFECT ON THE AGREEMENT

2.1
Reference to Agreement. Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified and amended hereby.

2.2
Effectiveness of Amendment. Upon execution and delivery of this Amendment by both Parties, the amendments set forth above shall be effective as of the Amendment Effective Date. Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Parties.

2.3
No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either Party under the Agreement, nor constitute a waiver of any provision of the Agreement.

ARTICLE 3 MISCELLANEOUS

3.1
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, as applied to agreements executed and performed entirely within the State of California, without regard to any applicable principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any matter arising out of or relating to this Amendment and the transactions contemplated hereby.

3.2
Headings. The heading for each article and section in this Amendment has been inserted for convenience of reference only and is not intended to limit or expand on the meaning of the language contained in the particular article or section.

3.3	Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS THEREOF, duly authorized representatives of the Parties hereto have executed this Amendment as of the date first set forth above.

Amgen Inc.		Takeda Pharmaceutical Company Limited

By: /s/ Sean E. Harper		By: /s/ Masato Iwasaki
Name:	Sean E. Harper	Name:	Masato Iwasaki
Title:	Executive Vice President,	Title:	Member of the Board
	Research and Development		Senior Vice President
Pharmaceutical Marketing Division
Takeda Pharmaceutical Company Ltd.

Exhibit A

Schedule

Management Committee

Amgen:
XXXX XXXXXXXXX (co-chair), SVP, GRAAS
XXXXXXXX XXXXXXXXXX, VP, Program Management, R&D Compliance and Strategy Operations
XXXX XXXX, VP, Operations (CMC)
XXXXXXX XXX, VP, Business Development

Takeda:
XXXXXXXX XXXXXXXX (co-chair), President, Takeda Bio
XXXXX XXXXXXXX, Chief Medical Officer, Millennium
XXXXXX XXXX, GM CMC Center, Takeda Pharma
XXXXXXXX XXXXXXXX, Director, Oncology Marketing, Takeda Pharma